UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

(Date of report)	July 22, 2011
(Date of earliest event reported)	July 20, 2011

ONEOK, Inc.
(Exact name of registrant as specified in its charter)

Oklahoma	001-13643	73-1520922
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Fifth Street; Tulsa, OK
(Address of principal executive offices)

74103
(Zip code)

(918) 588-7000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

[] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Prior to 2005, we entered into individual termination agreements with many of our executive officers.  We currently have termination agreements with 25 of our executive officers, including all of the named executive officers identified in our 2011 Proxy Statement other than Robert F. Martinovich, our senior vice president, chief financial officer and treasurer (collectively, including  Mr. Martinovich, our “Named Executive Officers”).

Payments and benefits under the existing termination agreements vary by officer and are payable only if an officer is terminated by us without “just cause” or by the officer for “good reason” at any time during the three years following a change in control.  In general, severance payments and benefits under our termination agreements include:  a payment of one, two or three times annual salary; a prorated short-term incentive payment; and continuation of welfare benefits for two to three years following termination.  Certain officers’ termination agreements also provide for accelerated benefits under our Supplemental Executive Retirement Plan and gross-up payments for excise taxes if any payments or benefits are deemed to constitute “excess parachute payments” under applicable federal tax law.

On July 20, 2011, our Board of Directors adopted the ONEOK, Inc. Officer Change in Control Severance Plan (the “Change in Control Plan”) which eventually will cover all of our executive officers.  Subject to certain exceptions, the Change in Control Plan will provide our officers with severance benefits if they are terminated by us without cause (as defined in the Change in Control Plan) or if they resign for good reason (as defined in the Change in Control Plan), in each case within two years following a change in control of ONEOK, Inc. or ONEOK Partners, L.P.  Payments and benefits under the Change in Control Plan will vary by officer but will include a payment of one, two or three times the sum of annual salary plus target annual bonus and reimbursement of COBRA premiums paid by the participant for 18 months following his or her termination date (if applicable).

The Change in Control Plan will not contain an excise tax gross-up for any officer.  Rather, severance payments and benefits under the Change in Control Plan will be reduced if, as a result of such reduction, the officer would receive a greater total payment after taking taxes, including excise taxes, into account.

The Change in Control Plan is effective as of July 20, 2011, for all officers who do not currently have a termination agreement.  The existing termination agreements will be terminated effective as of December 31, 2011, with the Change in Control Plan covering all officers currently party to termination agreements effective January 1, 2012.

Our Named Executive Officers, except John R. Barker, senior vice president and general counsel, whose previously reported retirement will be effective December 31, 2011, will be eligible to receive the same severance benefits as our other executive officers under the Change in Control Plan:  payment of one, two or three times annual salary plus target annual bonus and reimbursement of COBRA premiums for 18 months (if applicable).  Initially, all of our participating Named Executive Officers will be eligible to receive a cash severance of two times their annual salary plus target annual bonus.

A copy of the Change in Control Plan is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

On July 20, 2011, we announced that our Board of Directors approved a cash dividend for the quarter ended June 30, 2011.  A copy of the news release is attached as Exhibit 99.1 and is incorporated herein by reference.

The information disclosed in this Item 7.01, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the Exchange Act), or otherwise subject to the liabilities under that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act except as expressly set forth by specific reference in such filing.

Item 8.01	Other Events

On July 20, 2011, we announced a second-quarter 2011 dividend of 56 cents per share of common stock, payable August 12, 2011, to shareholders of record at the close of business August 1, 2011.
Item 9.01	Financial Statements and Exhibits
Exhibits
10.1 ONEOK, Inc. Officer Change in Control Severance Plan. 99.1 News release issued by ONEOK, Inc., dated July 20, 2011.

SIGNATURE

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK, Inc.
Date:	July 22, 2011	By:	/s/ John R. Barker
John R. Barker Senior Vice President and General Counsel

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